Exhibit (a)(5)(JJJ)

E.ON E.ONs Offer for Endesa The Only Real Alternative 28 March 2007

E.ON E.ON’s offer comes with a guaranteed price and concrete timing E.ON’s is the only approved offer 40 € per share guaranteed 100% cash guaranteed Offer expires on 3 April 2007 in Spain and 6 April in USA and will be settled shortly thereafter No futher regulatory hurdles No further legal action

E.ON E.ON’s offer already accepted by Endesa’s management Acceptance of E.ONs Offer Endesa’s Board members have personally accepted E.ON’s offer and have unanimously recommended it to shareholders Endesa’s Board has complete understanding of the merits of E.ON’s offer as against supposed alternative Endesa’s Board has consistently acted in the interests of all shareholders throughout this process Caja Madrid has entered into an equity swap agreement with E.ON Major long term shareholder with complete understanding of the merits of E.ON’s offer against supposed alternative offer Commitment of Caja Madrid to support Endesa’s management and strategy Caja Madrid maintains its voting rights

E.ON No real and tangible alternative available now, and no certainty of a future bid No certainty that formal bid will materialize after E.ON’s offer expires No obligation to launch formal bid Agreement between Acciona and ENEL states that they will launch an offer only if ‘legally obliged’ Flexible interpretation of Spanish Takeover Code has accommodated anomalous and irregular behavior No financial guarantees posted Public intentions of ENEL and Acciona change constantly Both stated they had no interest in making a full offer for the company while building stakes Both stated they were not acting in concert These statements appear to lack accuracy given subsequent actions of both parties, Numerous shareholders acting on the basis of these statements sold a total of 46% of Endesa shares No guarantee that current public position won’t be changed again after expiration of E.ON offer

E.ON There is only one approved offer Potential alternative subject to huge uncertainty Offer cannot be launched for at least six months after E.ON’s bid expires October is earliest possible launch date following the decision of the CNMV May be further delays caused by legal action Significant regulatory hurdles CNMV, CNE, European Union Normal approval process takes months after offer Significant legal hurdles Current process has lasted 19 months due to legal complications E.ON to take further legal action in multiple jurisdictions with allegations of false and misleading disclosures, breach of insider trading and tender offer rules CNMV has already recognized breach of tender offer rules Other Endesa shareholders may consider legal action against Acciona and/or ENEL Alleged securities law infringement and fraud

E.ON Conclusion EON’s offer The only approved bid 40 € guaranteed, to be settled quickly 100% cash guaranteed There is no alternative comparable offer

On January 26th 2007, E.ON Aktiengesellschaft (“E.ON”), through its wholly owned subsidiary E.ON Zwölfte Verwaltungs GmbH, filed a tender offer statement on Schedule TO regarding its tender offer for ordinary shares and ADSs of Endesa S.A. (“Endesa”) with the U.S. Securities and Exchange Commission (“SEC”). Endesa investors and security holders are urged to read the U.S. tender offer statement (as updated and amended), because it contains important information. Furthermore, Endesa investors and security holders are urged to read the Spanish prospectus from E.ON regarding the Spanish tender offer for Endesa because it contains important information. The Spanish prospectus and certain complementary documentation were authorized in Spain by the Spanish Comisión Nacional del Mercado de Valores (the “CNMV”). Investors and security holders may obtain a free copy of the Spanish prospectus and its complementary documentation from E.ON, Endesa, the four Spanish Stock Exchanges, Santander Investment Bolsa SV SA, Santander Investment SA, Corredores de Bolsa, and elsewhere. The Spanish prospectus is also available on the web sites of the CNMV (www.cnmv.es), E.ON (www.eon.com), and elsewhere. Likewise, Endesa investors and security holders may obtain a free copy of the U.S. tender offer statement and other documents filed by E.ON with the SEC on the SEC’s web site at www.sec.gov. The U.S. tender offer statement and these other documents may also be obtained for free from E.ON by directing a request to E.ON AG, External Communications, Tel.: 0211- 45 79 - 4 53.

This presentation may contain forward-looking statements. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of E.ON and Endesa and the estimates given here. These factors include the inability to obtain necessary regulatory approvals or to obtain them on acceptable terms; the inability to integrate successfully Endesa within the E.ON Group or to realize synergies from such integration; costs related to the acquisition of Endesa; the economic environment of the industries in which E.ON and Endesa operate; and other risk factors discussed in E.ON’s public reports filed with the Frankfurt Stock Exchange and with the SEC (including E.ON’s Annual Report on Form 20-F) and in Endesa’s public reports filed with the CNMV and with the SEC (including Endesa’s Annual Report on Form 20-F). E.ON assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

Through the fiscal year ending December 31, 2006, E.ON prepared its consolidated financial statements in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"), but has adopted International Financial Reporting Standards ("IFRS") as its primary set of accounting principles as of January 1, 2007.  Unless other indicated, the financial data for periods beginning after January 1, 2007 reflected in this presentation has been prepared in accordance with IFRS, while that for prior periods has been prepared in accordance with U.S. GAAP.  This presentation may contain references to certain financial measures (including forward-looking measures) that are not calculated in accordance with either IFRS or U.S. GAAP and are therefore considered “non-GAAP financial measures” within the meaning of the U.S. federal securities laws. E.ON presents a reconciliation of these non-GAAP financial measures to the most comparable U.S. GAAP measure or target, either in this document, in its Annual Report, in its interim report or on its website at www.eon.com. Management believes that the non-GAAP financial measures used by E.ON, when considered in conjunction with (but not in lieu of) other measures that are computed in accordance with IFRS or U.S. GAAP, enhance an understanding of E.ON’s results of operations. A number of these non-GAAP financial measures are also commonly used by securities analysts, credit rating agencies, and investors to evaluate and compare the periodic and future operating performance and value of E.ON and other companies with which E.ON competes. These non-GAAP financial measures should not be considered in isolation as a measure of E.ON’s profitability or liquidity, and should be considered in addition to, rather than as a substitute for, net income, cash flow provided by operating activities, and the other income or cash flow data prepared in accordance with IFRS or U.S. GAAP. The non-GAAP financial measures used by E.ON may differ from, and not be comparable to, similarly titled measures used by other companies.
6